McRae Industries, Inc. announces the sale of its McRae Office Solutions, Inc. subsidiary

Mount Gilead, N.C. – September 9, 2004, McRae Industries, Inc. (MRI.A and MRI.B on the American Stock Exchange) announced that it has entered into a definitive agreement under which it has sold substantially all of the assets of its McRae Office Solutions, Inc. subsidiary to Connected Office Products, Inc. (COPI). COPI is a subsidiary of Toshiba America Business Solutions, Inc. (TABS) which is headquartered in Irvine, California and operates a network of wholly-owned subsidiaries involved in the sales, service and distribution of office products.

Under the terms of the Asset Purchase Agreement, COPI has agreed to purchase the assets of McRae Office Solutions for $11,000,000 subject to adjustment based on the net book value of the acquired assets as of August 28, 2004. In addition, COPI has agreed to offer employment to all of the current employees and continue to operate the business from the same facilities in Mount Gilead, North Carolina.

“McRae Office Solutions has been a vital part of McRae Industries for over 20 years,” said Gary McRae, President and CEO of McRae Industries. “We are delighted and excited to have found a strategic buyer like Toshiba, which will provide the necessary resources to take McRae Office Solutions to the next level and continue the same exceptional service and support that our customers have come to enjoy.”

The company expects to use the proceeds from the sale to expand and retool its military and western boot businesses, as well as to provide necessary capital to support the company’s bar code business research and development efforts.

Net revenues for McRae Office Solutions amounted to $17.1 million, $22.5 million and $24.7 million for the nine months ended May 1, 2004 and fiscal years ended August 2, 2003 and August 3, 2002, respectively. Earnings (loss) from operations for these same periods totaled ($146,000), $231,000 and $629,000, respectively.

McRae Industries, Inc. was founded in 1959 as a manufacturer and distributor of children’s shoes. Today, McRae Industries has grown into a widely diversified company involved in manufacturing, sales and distribution of military footwear, western and work boots; sales and distribution of bar code reading and printing devices; and sales and servicing of copiers and facsimile machines. The Company also operates other smaller businesses. McRae Industries, Inc. has offices throughout the United States. Its Corporate headquarters is located in Mount Gilead, North Carolina.

In addition to historical information, this press release includes certain forward-looking statement as such term is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act. Important factors that could cause actual results or events to differ materially from those projected, estimated, assumed or anticipated in any such forward-looking statements include: the effect of competitive products and pricing, risks unique to selling goods to the Government (including variation in the Government’s requirements for our products and the ability to terminate its contracts with vendors), loss of key customers, acquisitions, supply interruptions, additional financing requirements, loss of key management personnel, our ability to successfully develop new products and services, our expectations about future Government orders for military boots, and the effect of general economic conditions in our markets.

Contact:
D. Gary McRae
(910) 439-6147